Filed Pursuant to Rule 424(b)(3)
Registration No. 333-132616

Supplement No. 1, dated July 23, 2007
to Prospectus Supplement, dated July 11, 2007,
to Prospectus dated August 21, 2006

The following information supplements and amends the prospectus, dated August 21, 2006, as supplemented by the Prospectus Supplement, dated July 11, 2007, of ProLogis relating to the offer and sale from time to time by the selling securitiyholders named therein of ProLogis’ 2.25% Convertible Senior Notes due 2037 and ProLogis’ common shares of beneficial interest which may be issued upon conversion of the notes. This supplement should be read in conjunction with the Prospectus Supplement, dated July 11, 2007, and the Prospectus, dated August 21, 2006.

In order to update the information contained in the section entitled “Selling Securityholders”, the following information, which was provided to ProLogis on or prior to July 19, 2007, is added to the section in the Prospectus Supplement, dated July 11, 2007:

	Aggregate
	Principal			Other ProLogis
	Amounts of			Common Shares
	Notes		Number of	Owned Before the	Percentage of
	Beneficially		ProLogis	Offering and	ProLogis
	Owned That	Percentage of	Common Shares	Assumed to be	Common
	May be Sold	Notes	That May be	Owned Following	Shares
Name	(in Dollars)	Outstanding(1)	Sold	the Offering	Outstanding(2)

Allstate Insurance Company(3)	1,5000,000	—	19,586	277,558	—
Allstate Life Insurance Company(4)	1,5000,000	—	19,586	277,558	—
Credit Industriel et Commercial	25,000,000	2.0	326,440	—	—
Platinum Grove Contingent Capital Master Fund Ltd.(5)	38,000,000	3.04	496,188	—	—
The Global Convertible Opportunities Fund Limited	5,000,000	—	65,288	—	—
Additional Selling Securityholders(6)	175,664,000	14.05	2,293,750	—	—

(1)	Unless otherwise noted, none of these selling securityholders beneficially owns 1% or more of the outstanding notes.

(2)	Calculated based on Rule 13d-3 of the Exchange Act using 256,879,781 ProLogis common shares outstanding as of July 1, 2007. In calculating these percentages for each holder of notes, we also treated as outstanding that number of ProLogis common shares issuable upon conversion of that holder’s notes. However, we did not assume the conversion of any other holder’s notes. Based on the foregoing, unless otherwise noted, none of these selling securityholders would beneficially own 1% or more of the outstanding ProLogis common shares following the sale of securities hereunder.

(3)	Includes $1,000,000 principal amount of notes and 13,057 ProLogis common shares previously listed with respect to Allstate Insurance Company in the Prospectus Supplement, dated July 11, 2007.

(4)	Includes $1,000,000 principal amount of notes and 13,057 ProLogis common shares previously listed with respect to Allstate Life Insurance Company in the Prospectus Supplement, dated July 11, 2007.

(5)	Includes $30,000,000 principal amount of notes and 391,728 ProLogis common shares previously listed with respect to Platinum Grove Contingent Capital Master Fund Ltd. in the Prospectus Supplement, dated July 11, 2007.

(6)	As of the date of this Supplement. Additional selling securityholders will be named pursuant to a supplement to the Prospectus Supplement, dated July 11, 2007, with respect to $175,664,000 principal amount of notes and 2,293,750 ProLogis common shares upon our receipt of a questionnaire from the relevant selling securityholder with respect to any such note.